UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2012

CAMPUS CREST COMMUNITIES, INC.

(Exact name of registrant specified in its charter)

Maryland	1-34872	27-2481988
(State or Other Jurisdiction	(Commission	(IRS Employer
Of Incorporation)	File Number)	Identification No.)

2100 Rexford Road

Suite 414

Charlotte, NC 28211

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (704) 496-2500

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Campus Crest Communities, Inc. (NYSE:CCG) (the “Company”), through two joint ventures with Harrison Street Real Estate (“HSRE”), has minority interests in The Grove at Moscow, Idaho and The Grove at Valdosta, Georgia (a 49.9% and a 20% interest, respectively). The Company today disclosed that on June 21, 2012, the Company entered into agreements with affiliates of HSRE to acquire the remaining 50.1% ownership interest in The Grove at Moscow, Idaho and the remaining 80.0% ownership interest in The Grove at Valdosta, Georgia that it does not already own, for an aggregate purchase price of $16.2 million.

The Company expects to complete these acquisitions by July 31, 2012. Upon completion, the acquisitions will increase the Company’s equity interest in each property to 100.0%.

In connection with these acquisitions, the Company will assume and intends to repay approximately $27.3 million (based on March 31, 2012 balances) of mortgage debt secured by these properties. These pending acquisitions are subject to closing conditions, and the Company can make no assurance that the acquisitions will occur on the terms and timing anticipated or at all.

The table below provides certain details on the properties and the universities they serve.

Property	University Served	Year Opened	Miles to Campus	University's Total Enrollment (Fall '11)	Property Occupancy (3/31/12)
The Grove at Moscow	University of Idaho	2009	0.5	11,043	97.4%
The Grove at Valdosta	Valdosta State University	2011	1.9	13,089	98.8%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMPUS CREST COMMUNITIES, INC.

By:	/s/ Donald L. Bobbitt, Jr.
Donald L. Bobbitt, Jr.
Executive Vice President, Chief Financial Officer and Secretary

Dated: June 26, 2012